                                                                    EXHIBIT 12.1

                          McDERMOTT INTERNATIONAL INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               Six Months                 Nine-Month
                                                  Ended     Year Ended   Period Ended          Year Ended March 31,
                                                 June 30,   December 31,  December 31, -------------------------------------
                                                   2001         2000         1999        1999          1998          1997
                                                 --------     --------      -------    ---------     ---------     ---------
EARNINGS:
     Income (loss) from continuing
       operations before provision for
       income taxes, extraordinary items
       and cumulative effect of
       accounting change ....................    $ 16,383     $ (9,977)     $35,098    $ 187,278     $ 291,807     $(220,697)

     Adjust for:
     Minority interest income ...............          --           --           --       (3,516)       (6,215)      (12,112)

     Equity in undistributed
       earnings of affiliates ...............      (6,868)      18,624       10,826        9,218       (11,901)       18,827

     Plus:
     Interest expense .......................      19,781       43,709       35,743       63,262        81,454        95,100

     Portion of rents representative
       of the interest factor ...............       8,298       14,687       11,616       32,272        31,019        30,844
                                                 --------     --------      -------    ---------     ---------     ---------
                                                 $ 37,594     $ 67,043      $93,283    $ 288,514     $ 386,164     $ (88,038)
                                                 ========     ========      =======    =========     =========     =========
FIXED CHARGES:
     Interest expense, including
       amount capitalized ...................    $ 20,591     $ 46,098      $37,679    $  63,840     $  82,347     $  95,924

     Portion of rents representative
       of the interest factor ...............       8,298       14,687       11,616       32,272        31,019        30,844
                                                 --------     --------      -------    ---------     ---------     ---------
                                                 $ 28,889     $ 60,785      $49,295    $  96,112     $ 113,366     $ 126,768
                                                 ========     ========      =======    =========     =========     =========
Ratio of earnings to fixed charges ..........        1.30         1.10         1.89         3.00          3.41            --
                                                 --------     --------      -------    ---------     ---------     ---------
Earnings surplus (deficit) ..................    $  8,705     $  6,258      $43,988    $ 192,402     $ 272,798     $(214,806)